SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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URS CORPORATION

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URS CORPORATION

100 California Street, Suite 500
San Francisco, California 94111-4529

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 25, 2003

TO THE STOCKHOLDERS OF URS CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of URS Corporation, a Delaware corporation, will be held on March 25, 2003, at 9:30 a.m. local time at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2003.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on January 31, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Kent P. Ainsworth,
Secretary

San Francisco, California

February 21, 2003

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

URS CORPORATION 100 California Street, Suite 500 San Francisco, California 94111-4529
URS CORPORATION 100 California Street, Suite 500 San Francisco, California 94111-4529
PROXY STATEMENT For Annual Meeting of Stockholders March 25, 2003
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCK OPTION GRANTS AND EXERCISES
PERFORMANCE MEASUREMENT COMPARISON(1)
Comparison of Five-Year Cumulative Total Shareholder Return October 1997 through October 2002

URS CORPORATION

100 California Street, Suite 500
San Francisco, California 94111-4529

PROXY STATEMENT
For Annual Meeting of Stockholders
March 25, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation, a Delaware corporation (“URS”), for use at its Annual Meeting of Stockholders to be held on March 25, 2003, at 9:30 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California. We intend to mail this proxy statement and accompanying proxy card on or about February 21, 2003, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Voting Rights and Outstanding Shares

      Only holders of record of common stock at the close of business on January 31, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 31, 2003, there were 32,490,108 shares of common stock outstanding and entitled to vote.

      Each holder of record of common stock on January 31, 2003 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529);

•	filing a properly executed proxy showing a later date with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529); or

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke the proxy).

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is October 24, 2003. Unless a stockholder who wishes to bring a matter before the stockholders at our 2004 Annual Meeting of Stockholders notifies us of such matter prior to January 7, 2004, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. We advise you to review our Bylaws, which contain additional requirements regarding stockholder proceedings and director elections.

PROPOSAL 1

ELECTION OF DIRECTORS

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by our Board of Directors. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

      The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation/Position Held with the Company

Richard C. Blum	67	Vice Chairman of the Board
Armen Der Marderosian	65	Director
Admiral S. Robert Foley, Jr., USN (Ret.)	74	Director
Marie L. Knowles	56	Director
Martin M. Koffel	63	Chief Executive Officer, President and Chairman of the Board
Joseph E. Lipscomb	38	Director
Richard B. Madden	73	Director
George R. Melton	56	President, EG&G Division and Director
John D. Roach	59	Director
Irwin L. Rosenstein	66	President, URS Division and Director
William D. Walsh	72	Director

      Richard C. Blum has served as Vice Chairman of our Board of Directors since 1975. Mr. Blum has served as Chairman and President of Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P., an investment management firm, since 1975; as a director of Northwest Airlines Corporation since 1989; as the Co-Chairman of Newbridge Capital since 1997; as a director of Glenborough Realty Trust, Inc. since 1998; as a director of Playtex Products, Inc. since 1998; as a director of KFB Newbridge Advisors, Co. since 2000; as a director of KFB Newbridge Control Corp. since 2000; as a director of

KFB Co-Investment I, Co. since 2000; as a director of Korea First Bank since 2000; as a director of the Egyptian Strategic Fund since 2000; and as a director of CBRE Holdings, Inc. since 2001. Mr. Blum served as a director of Shaklee Corporation from 1990 to 2001 and as a director of CB Richard Ellis, Inc. from 1993 to 2001.

      Armen Der Marderosian has served as one of our directors since 1994. Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998 to December 1999. Mr. Der Marderosian served as Senior Vice President of GTE Corporation from 1995 to 1997.

      Admiral S. Robert Foley, Jr., USN (Ret.) has served as one of our directors since 1994. Admiral Foley has served as a director of Frequency Electronics since 1999; as a director of RSI Inc. since 1998; as a director of SAGE Laboratories since 1998; as a director of Filtronics Solid State since 1998; as a director of KE Pearson (formerly KAJAX Engineering) since 2001; and as a director of ATC New Mexico since 2001. Admiral Foley served as Senior Advisor/ Consultant to Raytheon Corporation from 1998 to 2000; as Vice President, Raytheon International Inc. from 1995 to 1998; as President, Raytheon Japan from 1995 to 1998; and as a director of Cheng Engineering from 1998 to 2002.

      Marie L. Knowles has served as one of our directors since 1999. Ms. Knowles has served as a Trustee of the Fidelity Funds since 2000; as a director of Phelps Dodge Corporation since 1994; and as a director of McKesson Corporation since 2002. Prior to Ms. Knowles’ retirement in June 2000, she served as Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (“ARCO”) from 1996 to 2000 and as a director of ARCO from 1996 to 1998. From 1993 to 1996, Ms. Knowles served as a Senior Vice President of ARCO and President of ARCO Transportation Company. Ms. Knowles served as a director of America West Holdings Corporation from 1999 to 2002; as a director of ARCO Chemical Corporation from 1996 to 1998; and as a director of Vastar Resources, Inc. from 1996 to 2000.

      Martin M. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989. Mr. Koffel served as a director of McKesson Corporation from 2000 to 2002 and as a director of James Hardie Industries N.V. from 2001 to 2002.

      Joseph E. Lipscomb has served as one of our directors since August 2002. Mr. Lipscomb was elected to the Board pursuant to a Management Rights and Standstill Agreement by and among Carlyle-EG&G, L.L.C., EG&G Technical Services Holdings, L.L.C. and TC Group L.L.C. (collectively, the “Carlyle Entities”) and URS (the “Standstill Agreement”), which we entered into in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc. (the “EG&G acquisition”) on August 22, 2002. For so long as the Carlyle Entities and their affiliates collectively own or control at least 10% of our voting stock, the Standstill Agreement requires us to nominate Mr. Lipscomb (or, in the event that Mr. Lipscomb can no longer serve, an individual designated by the Carlyle Entities and reasonably acceptable to us) for election to the Board. The Carlyle Entities have also agreed to certain standstill provisions and restrictions on transfer of shares of our outstanding capital stock that they hold under the Standstill Agreement. Mr. Lipscomb has served as the Managing Director of The Carlyle Group since 2001, where he joined as a Principal in 1999. Mr. Lipscomb served as Vice President of BT Alex Brown from 1997 to 1998 and as a Principal of BT Alex Brown from 1998 to 1999.

      Richard B. Madden has served as one of our directors since 1992. Mr. Madden served as Chief Executive Officer of Potlatch Corporation (“Potlatch”) from 1971 to 1994 and as a director of Potlatch from 1971 to 1999; as a director of PG&E Corporation from 1996 to 2000; as a director of Pacific Gas and Electric Company from 1977 to 2000; and as a director of CNF Inc. from 1992 to 2002.

      George R. Melton has served as President of our EG&G Division and as Vice President and one of our directors since the close of the EG&G acquisition in August 2002. Mr. Melton served as President and Chief Executive Officer of EG&G Technical Services, Inc. from 2000 to 2002; as President and Chief Executive Officer of Lear Siegler Services, Inc., from March 2002 to August 2002; as President of BAE Systems Aerospace Sector, an operating unit of BAE Systems North America, from 1999 to 2000; as President of Marconi Aerospace, an operating unit of Marconi North America, Inc., from 1998 to 1999; and as President of Tracor Aerospace, an operating unit of Tracor, Inc., and as Vice President of Tracor, Inc. from 1990 to 1998.

      John D. Roach joined our Board as a director in February 2003. Mr. Roach has served as Chairman of the Board and Chief Executive Officer of Stonegate International since 1997; as Chairman of the Board of Unidare US Inc., since 2002; as a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation since 2002; and as a director of PMI Group, Inc. since 1997. Mr. Roach served as Chairman of the Board, President and Chief Executive Officer of Builders FirstSource, Inc. from 1998 to 2001; as a director of The Washington Group (formerly Morrison-Knudsen) from 1997 to 2002; and as Chairman of the Board, President and Chief Executive Officer of Fibreboard Corporation from 1991 to 1997.

      Irwin L. Rosenstein has served as President of the URS Division since 2001, as Vice President since 1987 and as one of our directors since 1989. Mr. Rosenstein served as President of our General Engineering Group from 1999 to 2001, as President of URS Greiner Woodward Clyde Group, Inc. from 1998 to 1999, as President of URS Greiner from 1997 to 1998, and as President of URS Consultants, Inc. from 1989 to 1997, each of which was our principal operating division during those periods.

      William D. Walsh has served as one of our directors since 1988. Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Consolidated Freightways Corporation since 1996; as a director of Unova, Inc. since 1997; as Chairman of the Board of Creativity, Inc. since 1998; and as Chairman of the Board of Ameriscape since 2000. Mr. Walsh served as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; as a director of Ameriscape, Inc. from 1999 to 2000; as a director of Crown Vantage, Inc. from 1996 to 2000; as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000; as a director of Basic Vegetable Products from 1990 to 1999; as a director of Golden Valley Farms LLC from 1996 to 1999; as a director of Newcourt Credit Group from 1993 to 1999; as a director of National Education Corporation from 1992 to 1997; and as Chairman of the Board of Champion Road Machinery from 1988 to 1997.

Board Committees and Meetings

      During fiscal year 2002, the Board of Directors held five meetings. The Board has a Compensation/ Option Committee, an Audit Committee, a Board Affairs Committee and a Non-Officer Option Committee. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period that he or she served as a director); and (2) the total number of meetings of all the Committees of the Board on which he or she served (held during the period that he or she served as a Committee member).

      The Compensation/ Option Committee consists of Mr. Madden (Chairman) and Mr. Walsh. The Compensation/ Option Committee held four meetings during fiscal year 2002. The primary responsibilities of the Compensation/ Option Committee are to approve remuneration plans and other executive benefits and to administer the incentive compensation plans maintained by us and our subsidiaries, including our Employee Stock Purchase Plan and our 1999 Equity Incentive Plan.

      The Audit Committee consists of Mr. Der Marderosian (Chairman), Ms. Knowles and Mr. Praeger. Mr. Praeger has been a director since 1970 but is retiring from the Board effective as of the date of the Annual Meeting. The Audit Committee held five meetings during fiscal year 2002. The primary responsibilities of the Audit Committee are to meet with our independent auditors at least annually to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, recommends to the Board the independent auditors to be retained, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls (including our system to monitor and manage business risk and legal and ethical compliance programs), prepares the Audit Committee Report for inclusion in our proxy statement and meets with our general counsel to discuss legal matters that may have a material impact on the financial statements or our compliance policies. All members of our Audit Committee are independent within the meaning of the rules of the New York Stock Exchange.

      The Board Affairs Committee consists of Mr. Walsh (Chairman) and Mr. Madden. Mr. Koffel served as a member of the Board Affairs Committee until October 2002. The Board Affairs Committee held three meetings during fiscal year 2002. The primary responsibilities of the Board Affairs Committee are to identify, evaluate, review and recommend qualified candidates for director to the entire Board of Directors, to recommend to the Board prior to each Annual Meeting of Stockholders (or other meetings of stockholders at which directors are to be elected) a slate of nominees, to recommend an individual or individuals to fill any vacancy on the Board and to make an annual assessment of the performance of the Board (and its Committees) and present the results of that assessment to the Board together with any recommendations to improve the Board’s effectiveness or the balance of expertise of its members. The Board Affairs Committee also has responsibility to conduct periodic reviews of our corporate governance guidelines and other corporate governance issues that may, from time to time, merit consideration by the entire Board. The Board Affairs Committee will consider nominees recommended by security holders. Any security holder who wishes to recommend a nominee for membership on our Board of Directors must submit such nomination in writing to Mr. Walsh, Chairman of the Board Affairs Committee, care of URS at our principal executive office. All such nominations will be thoroughly reviewed by the Board Affairs Committee.

      The Non-Officer Option Committee consists solely of Mr. Koffel. The Non-Officer Option Committee, established in July 2000, acts by written consent to approve grants of stock options to non-executive employees under the terms of the 1999 Equity Incentive Plan subject to numerical limits and other parameters established by the Board of Directors from time to time.

Report of the Audit Committee for Fiscal Year 2002(1)

      The Audit Committee has responsibility, under delegated authority from the Board of Directors, for providing independent, objective oversight of URS’s accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board in March 2000. Each member of the Audit Committee is “independent” as defined by URS internal policy and the rules of the New York Stock Exchange. The Audit Committee held five meetings during fiscal year 2002.

      The Audit Committee oversees URS’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. URS’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of URS’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting standards. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed with management the audited financial statements of URS included in the 2002 Annual Report to Stockholders, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	reviewed with the independent auditors their judgment as to the quality, not just the acceptability, of URS’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, “Communications with Audit Committees”;

(1) The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

•	received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the independent auditors their independence;

•	discussed with URS’s independent and internal auditors the overall scope and plans for their respective audits;

•	met with URS’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of URS’s internal controls and the overall quality of URS’s financial reporting; and

•	considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the independence of the auditors.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of URS be approved and included in the URS Annual Report on Form 10-K for the year ended October 31, 2002 filed with the Securities and Exchange Commission, and the Board approved the foregoing.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Marie L. Knowles
Richard Q. Praeger

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2003, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers has audited our financial statements since 1988. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of our financial statements for fiscal year 2002 and the reviews of the financial statements included in our Forms 10-Q filed in fiscal year 2002 were $1,661,938. During fiscal year 2002, 100% of the total hours expended on our financial audit by PricewaterhouseCoopers were provided by full-time permanent employees of PricewaterhouseCoopers.

      All Other Fees. The aggregate fees paid for all other services rendered by PricewaterhouseCoopers during fiscal year 2002 were $3,279,934. These services included pension plan audits (for which we paid fees totaling $69,375), SEC and acquisition related matters (for which we paid fees totaling $720,727), subsidiary stand-alone financial statement audits (for which we paid fees totaling $49,700), implementation support for our new “Enterprise Resource Program” (or ERP), a new company-wide accounting and project management information system (for which we paid fees totaling $2,393,233) and other miscellaneous services (for which we paid fees totaling $46,899). With regard to the ERP implementation support fees, in 2001 we originally engaged the JD Edwards Controls Group, a unit of Arthur Andersen, to a provide ERP implementation support. In late July 2002, PricewaterhouseCoopers purchased the JD Edwards Controls Group from Arthur Andersen and integrated the acquired unit into its global business consulting and technology services unit. On

July 31, 2002, PricewaterhouseCoopers agreed to sell its consulting business, including the JD Edwards Controls Group, to IBM in a transaction that closed on October 1, 2002. The ERP system implementation support fees represent fees billed to and paid by us during or for the two-month period that PricewaterhouseCoopers owned the JD Edwards Controls Group.

      The Audit Committee has determined that the rendering of non-audit services during fiscal year 2002 by PricewaterhouseCoopers is compatible with maintaining the auditor’s independence.

      Stockholder ratification of the selection of PricewaterhouseCoopers as our independent auditors is not required by our Bylaws or otherwise. The Board of Directors is, however, submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and those of our stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2003 by: (i) each director and nominee for director; (ii) each of the senior executives listed on the Summary Compensation Table (the “Named Executives”); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Common Stock Beneficially Owned(1)

Beneficial Owner	Number	Percentage(2)

Blum Capital Partners, L.P.	7,701,544	23.70%
909 Montgomery Street, , Suite 400 San Francisco, CA 94133(3)
FMR Corp.	2,250,326	6.93%
82 Devonshire Street Boston, MA 02109-3614
TCG Holdings, L.L.C.	7,064,033	21.74%
c/o The Carlyle Group 1001 Pennsylvania Avenue Washington, D.C. 20004(4)
Kent P. Ainsworth(5)	387,681	1.18%
Richard C. Blum(6)	7,813,413	24.04%

	Common Stock Beneficially Owned(1)

Beneficial Owner	Number	Percentage(2)

Armen Der Marderosian(7)	14,385	*
Admiral S. Robert Foley, Jr., USN (Ret.)(8)	5,553	*
Marie L. Knowles(9)	7,751	*
Martin M. Koffel(10)	1,125,109	3.38%
Joseph E. Lipscomb	—	*
Richard B. Madden(11)	21,385	*
George R. Melton	25,000	*
Mark H. Perry(12)	8,334	*
Jean-Yves Perez(13)	168,711	*
Richard Q. Praeger(14)	24,965	*
John D. Roach	20,000	*
Irwin L. Rosenstein(15)	135,000	*
William D. Walsh(16)	37,885	*
All officers and directors as a group (16 persons)(3)(17)	9,934,758	29.27%

*	Less than one percent.

(1)	As of January 31, 2003, there were 32,490,108 shares of our common stock outstanding.

(2)	Percentages are calculated with respect to a holder of options exercisable on or prior to April 1, 2003, as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(3)	The number of shares includes 1,086,960 shares owned directly by five limited partnerships for which Blum Capital Partners, L.P. serves as the general partner and one investment advisory client for which Blum Capital Partners, L.P. serves as investment manager with voting and investment discretion. These shares may be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P.; (b) Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P.; and (c) Richard C. Blum, one of our directors, and a significant stockholder and Chairman of Richard C. Blum and Associates, Inc. Richard C. Blum & Associates, Inc., Blum Capital Partners, L.P. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 5,845,104 shares owned directly by Blum Strategic Partners, L.P. These shares may be deemed to be owned indirectly by Blum Strategic GP, L.L.C., the general partner of Blum Strategic Partners, L.P. and by Mr. Blum, a managing member of Blum Strategic GP, L.L.C. Both Blum Strategic GP, L.L.C. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 757,980 shares owned by the Common Fund, for its Multi-Strategy Equity Fund and 11,500 shares owned by United Brotherhood of Carpenters Pension Plan (“UBC”), for which Blum Capital Partners, L.P. serves as investment manager with voting and investment discretion. The Common Fund and UBC each disclaim membership in a group with Richard C. Blum & Associates, Inc., Blum Capital Partners, L.P., Blum Strategic Partners, L.P., Blum Strategic GP, L.L.C. and Mr. Blum and disclaim beneficial ownership of any of the shares held by the Common Fund and UBC.

(4)	The number of shares of outstanding common stock owned represents 5,264,826 shares of common stock held by Carlyle-EG&G, L.L.C. and 1,799,207 shares of common stock held by EG&G Technical Services Holdings, L.L.C. EG&G Technical Services Holdings, L.L.C. is the sole member of Carlyle-EG&G, L.L.C. The controlling members of EG&G Technical Services Holdings, L.L.C. consist of Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P. and certain additional partnerships formed by Carlyle (collectively, the

“Carlyle Investment Partnerships”) and certain investors with respect to which TC Group, L.L.C. or an affiliate exercises investment discretion and management. TC Group, L.L.C. is the sole general partner of the Carlyle Investment Partnerships, and TCG Holdings, L.L.C., is the sole managing member of TC Group, L.L.C.

(5)	Includes 260,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(6)	Includes 101,615 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan and 7,800 shares underlying stock options, of which 1,000 shares will expire on March 23, 2003, that are exercisable on or prior to April 1, 2003. The number also includes shares described in footnote (3) above; Mr. Blum disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(7)	Includes 5,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(8)	Includes 3,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(9)	Includes 3,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(10)	Includes 810,000 shares underlying stock options that are exercisable on or before April 1, 2003.

(11)	Includes 6,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(12)	Represents 8,334 shares underlying stock options that are exercisable on or before April 1, 2003.

(13)	Includes 70,000 shares underlying stock options that are exercisable on or before April 1, 2003. Mr. Perez served as one of our directors and executive officers until March 2002.

(14)	Includes 7,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(15)	Represents 135,000 shares underlying stock options that are exercisable on or before April 1, 2003.

(16)	Includes 3,800 shares underlying stock options that are exercisable on or before April 1, 2003.

(17)	Includes 1,453,202 shares underlying stock options that are exercisable on or before April 1, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2002, all officers, directors and greater than 10% beneficial owners were in compliance with applicable Section 16(a) filing requirements; except that one report, covering one transaction for 4,000 shares, was filed late by Admiral Foley due to administrative error and holiday schedules.

Report of the Compensation/ Option Committee on Executive Compensation for Fiscal Year 2002(2)

      The Compensation/ Option Committee (the “Compensation Committee”) has the responsibility, under delegated authority from the Board of Directors, for developing, administering and monitoring URS’s executive compensation in the long-term interests of URS and its stockholders. The Compensation Committee is comprised solely of independent non-employee directors. In fulfilling its responsibilities, the Compensation Committee has used the services of independent compensation consultants.

(2) The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

      With the approval of the Compensation Committee, URS has developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to its success, and also to provide these executives and managers with performance-based incentives clearly tied to URS’s profitability and stockholder returns. Compensation of URS executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.

Base Compensation

      Officer base salaries are reviewed regularly and adjusted as needed based on individual performance and competitive practices. Base compensation for new executives hired from outside of URS is established through negotiations between URS and the executive at the time the executive is first hired.

      Each of the senior executives of URS named in the Summary Compensation Table (the “Named Executives”) has an employment agreement with URS that provides for a minimum base salary and other compensation benefits (see “Employment Agreements”). Under these agreements, base salaries are subject to periodic review and possible increase by the Compensation Committee, but cannot be decreased without the Named Executive’s consent. Base salaries of other executives and senior managers are subject to periodic review and are increased or decreased by the Chief Executive Officer, at his discretion, within the overall framework of the compensation policies established by the Compensation Committee.

      When establishing or reviewing base compensation levels for the Named Executives, the Compensation Committee considers numerous factors, including but not limited to the following:

•	the qualifications of the executive;

•	whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately held companies that potentially compete with URS for business and executive talent;

•	the financial performance of those companies relative to that of URS;

•	The strategic goals of URS for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own base compensation).

      The companies whose compensation levels and practices are considered by the Compensation Committee for comparison are not necessarily those identified in the stockholder return peer group discussed in the Performance Measurement Comparison below because URS competes for executive talent with numerous companies outside that peer group.

Annual Bonus Program

      In addition to base compensation, each of URS’s executives and selected senior managers, including the Named Executives, participate in the URS Corporation Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, participating executives and senior managers (“Participants”) are eligible to earn annual bonuses based on formulas tied to certain pre-defined financial performance targets that are established annually by the Compensation Committee. Each Participant is assigned a “Target Bonus” at the beginning of the year, expressed as a percentage of his or her base salary. If the financial performance targets are met, each Participant’s bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the Bonus Plan if a Participant fails to achieve predefined minimum performance levels. Conversely, if performance targets are exceeded, then each Participant can earn a bonus in excess of the Target Bonus determined as an increasing percentage of Target Bonuses depending on the extent of the performance in excess of the targets, up to a maximum of two times the Target Bonus.

      Mr. Koffel’s Target Bonus currently is established by contract at 100% of his base salary. Target Bonuses for the other Named Executives are established by either the Named Executive’s employment agreement or the Compensation Committee. Target Bonuses for most other Participants are established annually by the Chief Executive Officer within the overall framework of the compensation policies established by the

Compensation Committee. For the Named Executives, Target Bonuses currently range from 40% to 100% of base salary.

      Financial performance targets under the Bonus Plan are developed initially by the Chief Executive Officer and are approved by the Compensation Committee. URS’s fiscal year net income before dividends is the sole financial measurement used to gauge individual performance for Messrs. Koffel, Ainsworth and Perry, and operating profit contribution from their respective divisions is the sole financial measurement for Messrs. Melton, Perez and Rosenstein. For other Participants, measurements of operating profit contribution, cash flows and new sales are applied to the financial performance of the operating division or unit for which the Participant has management responsibility. Increasing emphasis is placed on company-wide financial performance as the Participants’ responsibilities increase, however. At all participation levels, overall financial performance thresholds must be met before any bonuses can be earned.

      For fiscal year 2002, the Compensation Committee determined that no bonuses should be paid under the Bonus Plan to any full year Participant because the threshold financial performance targets for the fiscal year were not satisfied, and the Committee exercised its discretion not to award even the minimum bonus pool. In connection with the EG&G acquisition, however, URS assumed obligations under the pre-existing bonus plans of the acquired companies. The operating profit and other financial performance measurements of the EG&G Division for fiscal year 2002 exceeded the minimum thresholds, and accordingly Mr. Melton and other Participants in the EG&G Division plan earned bonuses under the terms of the assumed plans.

Long-Term Incentive Awards

      URS adopted its 1999 Equity Incentive Plan (the “1999 Plan”) to provide executives and other key employees with equity-based incentives. Awards under the 1999 Plan can take the form of stock options, performance restricted stock or restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and to award recipients with an equity stake in URS.

      Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff and key administrative staff, and the size of awards are generally consistent within each of these groups. The Compensation Committee periodically considers whether and when to approve specific awards under the 1999 Plan based on the recommendations of the Chief Executive Officer. Factors considered include the executive’s or key employee’s position with URS, his or her performance and responsibilities and the long-term incentive award levels of comparable executives and key employees at companies that compete with URS for executive and managerial talent. The 1999 Plan does not, however, provide any formulaic method for weighing these factors. Finally, the Compensation Committee considers the potential dilution of outstanding common stock from options granted under the 1999 Plan in comparison to other publicly traded companies that potentially compete with URS for business and executive talent.

Chief Executive Officer Compensation

      The compensation of Mr. Koffel during fiscal year 2002 was determined on the same basis as discussed above: he received his base salary of $800,000 under the terms of his employment agreement, but he received no bonus due to the decision of the Compensation Committee described above not to pay bonuses to any Participants in the Bonus Plan for fiscal year 2002. Mr. Koffel also continues to participate in the supplemental executive retirement plan described below (see “Employment Agreements”).

      During fiscal year 2002, the Compensation Committee approved long-term incentive compensation for Mr. Koffel under the 1999 Plan in the form of restricted stock awards for an aggregate of 75,000 shares and stock option awards for an aggregate of 105,000 shares. The Compensation Committee’s decision was based on the positioning of URS for future growth in enterprise value and a review of competitive practices.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993, and performance-based compensation. The Internal Revenue Service has issued regulations for Section 162(m), which provide that performance-based compensation will not be subject to the deduction limit if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors”;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the compensation committee certifies that the performance goals have been satisfied before payment.

      Because of URS’s significant growth and the concomitant increase in the levels of executive compensation for the Chief Executive Officer and the other Named Executives described above, the Board of Directors approved the Compensation Committee’s recommendation that the material terms of the Bonus Plan be submitted to the stockholders for approval, and the stockholders subsequently approved the material terms of the Bonus Plan at the 1999 Annual Meeting.

      Because of this approval by the stockholders, bonuses paid to Participants under the Bonus Plan can qualify as performance-based compensation for purposes of Section 162(m). The Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Respectfully Submitted,

THE COMPENSATION/ OPTION COMMITTEE

Richard B. Madden, Chairman
William D. Walsh

Compensation/ Option Committee Interlocks and Insider Participation

      As noted above, the Compensation Committee is comprised of two non-employee directors: Messrs. Madden and Walsh. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

      The following tables set forth certain information regarding the salary and benefits paid for services rendered to us and our subsidiaries during each of the three most recent fiscal years and options granted by us in the most recent fiscal year to our Chief Executive Officer, our four most highly compensated executive officers (other than the Chief Executive Officer) and Jean-Yves Perez, who served as one of our directors and as an executive officer until March 2002. Mr. Perez continues to be employed as the Executive Vice President of our General Engineering Group but is no longer considered to be an executive officer.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation
					Awards(1)			Pay-outs
				Other
				Annual	Restricted		Securities		All Other
Name and				Compen-	Stock		Underlying	LTIP	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)(2)	Awards($)(3)		Options/SARs(#)	Payouts($)	sation($)

Martin M. Koffel	2002	$800,407	$0	$26,400	$1,803,750	(4)	105,000	$0	$81,648	(7)
Chairman of the Board; Chief	2001	800,010	722,169	1,411	1,576,125	(5)	125,000	0	81,939
Executive Officer; President	2000	752,420	695,856	5,995	2,526,563	(6)	200,000	0	41,750
Kent P. Ainsworth	2002	$426,706	$0	$14,738	$601,250	(8)	50,000	$0	$4,956	(11)
Executive Vice President; Chief	2001	425,027	249,374	1,595	575,750	(9)	60,000	0	4,804
Financial Officer; Secretary	2000	381,214	249,701	3,281	1,443,750	(10)	100,000	0	4,751
George R. Melton	2002	$74,617	$637,941	$2,308	$568,000	(12)	50,000	$0	$754	(13)
President, EG&G Division	2001	0	0	0	0		0	0	0
	2000	0	0	0	0		0	0	0
Jean-Yves Perez	2002	$379,999	$0	$0	$0		10,000	$0	$4,888	(14)
Executive Vice President,	2001	376,924	92,389	0	0		15,000	0	4,730
General Engineering Group	2000	360,006	212,899	0	0		35,000	0	4,704
Mark H. Perry	2002	$259,846	$0	$0	$0		32,500	$0	$4,772	(15)
Vice President and Controller	2001	0	0	0	0		0	0	0
	2000	0	0	0	0		0	0	0
Irwin L. Rosenstein	2002	$500,032	$0	$7,500	$0		50,000	$0	$22,274	(17)
President, URS Division	2001	471,788	270,801	4,638	0		60,000	0	26,628
	2000	440,003	288,042	5,995	360,938	(16)	100,000	0	10,846

(1)	Mr. Koffel, Mr. Ainsworth and Mr. Rosenstein have disposed of shares of our common stock, both in cashless transactions with URS and in market transactions, in connection with exercises of stock options, the vesting of restricted stock and the payment of withholding taxes due with respect to such exercises and vesting. Mr. Koffel, Mr. Ainsworth, Mr. Rosenstein, other Named Executives and other officers of URS may continue to dispose of shares of our common stock in this manner and for similar purposes.

(2)	The amounts in this column represent automobile allowances. For all executives other than Messrs. Koffel and Ainsworth, the amounts shown represent the value to such executives for use of automobiles leased by us, computed according to applicable IRS regulations. In 2002, we began making direct cash payments to Messrs. Koffel and Ainsworth to cover their respective automobile allowances, rather than providing them with leased automobiles.

(3)	The aggregate number and value as of October 31, 2002 of each of the Named Executive’s restricted share holdings were as follows: Mr. Koffel, 289,474 shares, $5,488,427; Mr. Ainsworth, 155,981 shares, $2,957,400; Mr. Melton, 25,000 shares, $474,000; Mr. Perez, 0 shares, $0; Mr. Perry, 0 shares, $0; and Mr. Rosenstein, 0 shares, $0. Dividends will be paid on such restricted stock if and when declared on our common stock. On January 28, 2003 as a result of the Series D Conversion, 137,500 shares of restricted common stock previously granted prior to fiscal 2002 to Mr. Koffel, and 75,000 shares of restricted common stock previously granted to Mr. Ainsworth, became vested in full. See “Certain Relationships and Related Transactions” and “Employment Agreements.” In order to satisfy tax withholding obligations arising from the vesting of their restricted stock, Messrs. Koffel and Ainsworth have surrendered 50,381 and 25,000 shares of common stock back to URS, respectively.

(4)	Mr. Koffel was granted the right to receive 75,000 shares of restricted stock on July 15, 2002, one-third of which are scheduled to vest on each of July 15, 2003, 2004 and 2005.

(5)	Mr. Koffel was granted the right to receive 37,500 shares of restricted stock on each of April 25, 2001 and October 15, 2001, one-third of which vested or were scheduled to vest on each of April 25, 2002, 2003 and 2004 and October 15, 2002, 2003 and 2004, respectively, but which vested in full on January 28, 2003 as a consequence of the Series D Conversion. See “Certain Relationships and Related Transactions” and “Employment Agreements — Martin M. Koffel.”

(6)	Mr. Koffel was granted the right to receive 175,000 shares of restricted stock on March 20, 2000, one-fourth of which vested or were scheduled to vest on each of March 20, 2001, 2002, 2003 and 2004, but which vested in full on January 28, 2003 as a consequence of the Series D Conversion. See “Certain Relationships and Related Transactions” and “Employment Agreements — Martin M. Koffel.”

(7)	Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan, a $1,771 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $76,477 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Koffel’s employment agreement.

(8)	Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock on July 15, 2002, one-fourth of which are scheduled to vest on each of July 15, 2003, 2004, 2005 and 2006.

(9)	Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock on October 15, 2001, all of which were scheduled to vest on October 15, 2005, but which vested in full on January 28, 2003 as a consequence of the Series D Conversion. See “Certain Relationships and Related Transactions” and “Employment Agreements — Kent P. Ainsworth.”

(10)	Mr. Ainsworth was granted the right to receive 100,000 shares of restricted stock on March 20, 2000, one-fourth of which vested or were scheduled to vest on each of March 20, 2001, 2002, 2003 and 2004, but which vested in full on January 28, 2003 as a consequence of the Series D Conversion. See “Certain Relationships and Related Transactions” and “Employment Agreements — Kent P. Ainsworth.”

(11)	Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan and $1,556 of life and disability insurance premiums.

(12)	Mr. Melton was granted the right to receive 25,000 shares of restricted stock on August 22, 2002, one-fourth of which are scheduled to vest on each of August 22, 2003, 2004, 2005 and 2006.

(13)	Consists of $754 of life and disability insurance premiums.

(14)	Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan and $1,488 of life and disability insurance premiums.

(15)	Consists of matching contributions of $3,400 paid pursuant to our Defined Contribution Plan and $1,372 of life and disability insurance premiums.

(16)	Mr. Rosenstein was granted the right to receive 25,000 shares of restricted stock on March 20, 2000, one-fourth of which vested on March 20, 2001. The balance of unvested shares became fully vested on Mr. Rosenstein’s 65th birthday on May 30, 2001.

(17)	Consists of matching contributions of $3,400 paid pursuant to the Defined Contribution Plan, a $3,671 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $15,203 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Rosenstein’s employment agreement.

STOCK OPTION GRANTS AND EXERCISES

      We grant options to our executive officers under our 1999 Equity Incentive Plan. Prior to October 12, 1999, we granted options to our executive officers under our 1991 Incentive Plan. As of January 31, 2003, options to purchase a total of 4,523,624 shares were outstanding under both the 1999 Equity Incentive Plan and the 1991 Incentive Plan. No shares remain available for grant under the 1991 Incentive Plan, and options to purchase 870,000 shares remain available for grant under the 1999 Equity Incentive Plan as of January 31, 2003. Options to purchase a total of 1,388,471 shares were granted to employees in fiscal year 2002.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs	Exercise		Stock Price Appreciation for
	Underlying	Granted to	Or Base		Option Term
	Options/SARs	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Mr. Koffel	105,000	7.56%	$24.05	7/15/2012	$1,588,116	$4,024,598
	0	*	—	—	—	—
Mr. Ainsworth	50,000	3.60%	$24.05	7/15/2012	756,246	1,916,475
	0	*	—	—	—	—
Mr. Melton	50,000	3.60%	$22.72	8/22/2012	714,424	1,810,491
	0	*	—	—	—	—
Mr. Perez	10,000	*	$24.05	7/15/2012	151,249	383,295
	0	*	—	—	—	—
Mr. Perry	7,500	*	$24.05	7/15/2012	113,437	287,471
	25,000	1.80%	$24.75	12/17/2011	389,129	986,128
Mr. Rosenstein	50,000	3.60%	$24.05	7/15/2012	756,246	1,916,475
	0	*	—	—	—	—

*	Less than one percent.

Aggregated Option/ SAR Exercises in Last Fiscal Year, and FY-End Option/ SAR Values

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End(#)	FY-End($)(1)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable	Unexercisable

Mr. Koffel	0	$0	810,000	$2,596,390
			105,000	0
Mr. Ainsworth	10,000	233,491	260,800	713,898
			50,000	0
Mr. Melton	0	0	0	0
			50,000	0
Mr. Perez	0	0	70,000	213,625
			10,000	0
Mr. Perry	0	0	8,334	0
			24,166	0
Mr. Rosenstein	79,000	1,011,791	135,000	61,938
			50,000	0

(1)	Based on 2002 fiscal year-end share price equal to $18.96.

Compensation of Directors

      During fiscal year 2002, the non-employee members of our Board of Directors received the equity grants described below, an annual cash fee of $15,000 plus an attendance fee of $2,000 for each Board meeting attended in person and a fee of $500 for participation in any Board meeting by telephone. Non-employee directors who are members of a Committee of the Board received $1,000 for each Committee meeting attended in person and a fee of $500 for participation in any Committee meeting by telephone. The Chairman of each Committee also received an additional $1,000 per meeting.

      Each non-employee member of our Board of Directors (currently Messrs. Blum, Der Marderosian, Madden, Lipscomb, Roach and Walsh, Ms. Knowles and Admiral Foley) who is elected to serve as a director at each annual stockholder meeting receives a grant of common stock under our 1999 Equity Incentive Plan (adopted by the Board and approved by the stockholders in 1999) upon election. The number of shares that each non-employee director receives is equal to $25,000 divided by the closing price of the common stock on the date of the Annual Meeting of Stockholders, rounded down to the nearest whole share.

      In July 2000, the Board approved an additional benefit for non-employee directors consisting of annual grants of stock options under the 1999 Equity Incentive Plan, exercisable for that number of shares of common stock determined by dividing $25,000 by the closing price of the common stock on the date of the Annual Meeting of Stockholders, rounded down to the nearest whole share. These options vest immediately upon grant and are exercisable during a ten-year term. The annual stock options were first granted to non-employee directors in July 2000, and have been and will continue to be granted to non-employee directors who are elected or re-elected to the Board at each Annual Meeting of Stockholders.

      Non-employee directors who were elected prior to December 17, 1996, also are entitled to participate, at our expense, in a medical benefit plan. Based upon our costs, the annualized monetary value of this benefit to those non-employee directors participating in fiscal year 2002 was between $4,054 and $6,015 depending on the ages of the participants and the number of eligible family members. We also maintain a policy whereby non-employee directors may be hired on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.

Certain Relationships and Related Transactions

      On May 1, 2002, we loaned Mr. Perry, our Vice President and Controller, the sum of $300,000 in the form of a secured promissory note bearing interest at a rate of 6% per year to assist with his relocation in connection with his initial employment with us. The note is secured by a second deed of trust in Mr. Perry’s home. As of October 31, 2002, Mr. Perry owed $300,000 in principal amount on the note. See “Employment Agreements — Mark H. Perry.”

      In August, 2002, we issued 100,000 shares of Series D Preferred Stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. (both of whom are affiliates of TCG Holdings, L.L.C.) in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc. The Series D Preferred Stock was subsequently converted (by a vote of the stockholders at a Special Meeting held on January 28, 2003) into a total of 2,106,674 shares of common stock (the “Series D Conversion”). As a result of the Series D Conversion, TCG Holdings, L.L.C. became the beneficial owner of an aggregate of 7,064,033 shares, or approximately 22%, of our outstanding common stock. The Series D Conversion constituted a change of control as defined under the terms of the employment arrangements with certain of our executives. See “Employment Agreements.”

      In October 1999, we issued 46,083 shares of its Series B Preferred Stock to RCBA Strategic Partners, L.P., an affiliate of Blum Capital Partners, L.P., in exchange for shares of our Series A and Series C Preferred Stock originally issued in connection with our acquisition of the Dames & Moore Group. Under the terms of the Series B Preferred Stock, we had the option, exercisable at any time on or after June 9, 2002 (the third anniversary of the financing for the Dames & Moore acquisition), to convert all of the outstanding Series B Preferred Stock to common stock if the share price of our common stock on the relevant stock exchanges was at least $29.30 per share for 30 out of the 45 trading days prior to the conversion date. This requirement was satisfied, and accordingly, the Board of Directors met on June 9, 2002 and approved the conversion. As a result, all outstanding shares of the Series B Preferred Stock were converted to 5,845,104 shares of common stock.

Employment Agreements

Martin M. Koffel

      Mr. Koffel executed an evergreen employment agreement with us in 1991 under which he receives an annual base salary determined by the Compensation/ Option Committee (the “Compensation Committee”) based on relevant factors outlined in their Compensation/ Option Committee Report above and is eligible for a target bonus. Mr. Koffel’s current base salary is $800,000 per year, and his target bonus percentage is 100% of his base salary.

      In 1998, following a recommendation made by the Compensation Committee, the Board of Directors approved an amendment to Mr. Koffel’s employment agreement to provide for a tax gross-up payment to Mr. Koffel to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control (as defined below) and if any resulting severance payments due Mr. Koffel are considered to be “excess parachute payments” subject to excise tax under Sections 4999 of the Internal Revenue Code (an “Excise Tax Gross-Up Payment”). Mr. Koffel also receives reimbursement for the cost of term life insurance with a face amount equal to up to four times his base salary and a tax gross-up payment to offset the cost of all income and employment taxes imposed on him because of such reimbursement.

      Under the terms of Mr. Koffel’s employment agreement, if we terminate his employment for any reason other than cause or his death or disability, we will pay a severance payment equal to 300% of the sum of his then-current base salary and target bonus. He also becomes entitled to the same severance payment if Mr. Koffel voluntarily resigns his employment within one year following a Change in Control (as defined below). In addition, all awards held by Mr. Koffel under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. A “Change in Control” is defined in the agreement to mean:

•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	any person acquiring 20% or more of our voting power; or

•	two-thirds or more of our directors not having served on our Board of Directors for 24 months prior to the change in control.

      The Series D Conversion described above (see “Certain Relationships and Related Transactions”) resulted in a Change in Control under Mr. Koffel’s employment agreement, entitling him to the severance benefits described above in the event that either his employment is terminated by us or he voluntarily resigns on or prior to January 28, 2004, and to accelerated vesting of all his equity grants awarded prior to 2002.

      Equity grants awarded to Mr. Koffel in 2002 provide for a modified definition of “Change in Control” which excludes:

•	The beneficial ownership by any person of 20% or more but less than a majority of our voting power if such beneficial ownership was acquired in the ordinary course of such person’s business and not with the purpose or effect of changing or influencing the control of us and such person is eligible to file a short form statement on Schedule 13G under Rule 12d-1 under the Exchange Act regarding such beneficial ownership;

•	The beneficial ownership by Blum Capital Partners, L.P or its affiliates of 20% or more but less than a majority of our voting power, either separately or as a member of a group within the meaning of Section 13(d) of the Exchange Act;

•	The beneficial ownership by TCG Holdings, L.L.C. or its affiliates of 20% or more but less than a majority of our voting power, either separately or as a member of a group within the meaning of Section 13(d) of the Exchange Act; and

•	The beneficial ownership by any other person of 20% or more but less than a majority of our voting power unless such beneficial ownership exceeds the beneficial ownership percentage of either Blum Capital Partners, L.P and its affiliates or TCG Holdings, L.L.C. and its affiliates, whichever is higher at that time.

      In 1999, our Board of Directors approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as our Chief Executive Officer through his expected retirement at age 65 and to create incentives for him to continue to increase stockholder value. This special supplemental compensation included a grant of options for 300,000 shares under our 1991 Stock Incentive Plan, a grant of options for an additional 200,000 shares under our 1999 Equity Incentive Plan, and a supplemental executive retirement plan (“SERP”). Under the terms of the SERP, we provide him with an annual lifetime retirement benefit. Benefits are based on Mr. Koffel’s final average annual compensation and his age at the time of employment termination. “Final average compensation” means the average of Mr. Koffel’s salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 120 months of employment in which such average was the highest. Estimated annual benefits are as follows:

Age at Termination of Employment

				65
Final Average Compensation	62	63	64	or Older

$1,250,000	$250,000	$375,000	$500,000	$625,000
1,300,000	260,000	390,000	520,000	650,000
1,350,000	270,000	405,000	540,000	675,000
1,400,000	280,000	420,000	560,000	700,000
1,450,000	290,000	435,000	580,000	725,000
1,500,000	300,000	450,000	600,000	750,000
1,550,000	310,000	465,000	620,000	775,000
1,600,000	320,000	480,000	640,000	800,000
1,650,000	330,000	495,000	660,000	825,000
1,700,000	340,000	510,000	680,000	850,000
1,750,000	350,000	525,000	700,000	875,000
1,800,000	360,000	540,000	720,000	900,000
1,850,000	370,000	555,000	740,000	925,000

      As of October 31, 2002, Mr. Koffel had attained age 63, and his final average compensation was $1,529,167.

      Benefits under the SERP shown in the above table are computed on the basis of an annuity for the life of Mr. Koffel, with a guarantee of payments for at least ten years. The SERP provides for an offset for Social Security benefits to which Mr. Koffel becomes entitled, but such offsets are not reflected in the figures in the above table.

      Under the terms of the SERP, in the event of a Change in Control, Mr. Koffel is given credit for an additional three years of age if his employment is terminated within thirteen months of the Change in Control. In addition, we are obligated to deposit into a “rabbi trust” the lump sum value of the benefits to which he would then be entitled assuming he terminated his employment at age 65. The Series D Conversion resulted in a Change in Control under the terms of the SERP, and consequently we became obligated to fund a rabbi trust with approximately $8.9 million. However, following the Series D Conversion, Mr. Koffel agreed to defer this funding obligation, and consequently we will not be obligated to fund the rabbi trust unless and until Mr. Koffel gives us 15 days’ prior notice to do so, or until his death or the termination of his employment for any reason.

     Kent P. Ainsworth

      Mr. Ainsworth executed an evergreen employment agreement with us in September 2000 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/ Option Committee Report above. Mr. Ainsworth’s current base salary is $425,000, and his target bonus percentage is 65% of his base salary.

      If we terminate Mr. Ainsworth’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date his employment is terminated. He is also credited with one additional year of service under certain of our executive compensation programs.

      Mr. Ainsworth is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Ainsworth voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Ainsworth also is entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. In addition, all awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The agreement also provides for an Excise Tax Gross-Up Payment to Mr. Ainsworth.

      The definition of Change in Control in Mr. Ainsworth’s employment agreement parallels the definition in Mr. Koffel’s employment agreement. Consequently, the Series D Conversion resulted in a Change in Control under Mr. Ainsworth’s employment agreement, entitling him to the severance benefits described above in the event his employment is terminated and to accelerated vesting of all his equity grants awarded prior to 2002. Equity grants awarded to Mr. Ainsworth in 2002 provide for the modified definition of “Change in Control” described above with respect to Mr. Koffel’s 2002 equity grants.

     George R. Melton

      Mr. Melton, former Chief Executive Officer and President of EG&G Technical Services, Inc., executed an evergreen employment agreement with us in August 2002 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/ Option Committee Report above. Mr. Melton’s current base salary is $500,000, and his target bonus percentage is 80% of his base salary.

      Mr. Melton’s employment agreement provided for a sign-on bonus of $200,000, which was paid to Mr. Melton upon commencement of his employment with us, but must be reimbursed if Mr. Melton voluntarily terminates his employment for certain reasons before completing one year of employment. Upon the commencement of his employment, Mr. Melton also received initial grants of an option to purchase 50,000 shares of common stock and 25,000 shares of restricted stock, each of which will vest ratably over four years from the date of grant.

      If we terminate Mr. Melton’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 200% of his base compensation in effect on the date his employment is terminated plus a pro-rated percentage of his unpaid target bonus. In addition, if Mr. Melton voluntarily resigns his employment during the ninety-day period commencing on the second anniversary of the employment agreement, we will pay him a severance payment equal to $1,000,000 and certain other severance benefits.

      Mr. Melton also is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary plus a pro-rated percentage of his target bonus if, within one year after a Change in Control, Mr. Melton voluntarily resigns his employment for certain specified reasons or is terminated for any reason other than cause or his death or disability. In addition, all awards held by Mr. Melton under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The agreement also provides for an Excise Tax Gross-Up Payment to Mr. Melton. A “Change of Control” is defined in Mr. Melton’s agreement to mean:

•	A change of control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	Any person acquiring 50% or more of our voting power; or

•	Two-thirds or more of our directors not having served on our Board of Directors for 24 months prior to the change in control.

     Mark H. Perry

      Mr. Perry executed an evergreen employment agreement with us in December 2001 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/ Option Committee Report above. Mr. Perry’s current base salary is $300,000, and his target bonus percentage is 40% of his base salary. Mr. Perry also is entitled to receive supplemental annual payments of $80,000, $75,000, $70,000, $70,000 and $60,000 on May 1 of each year from 2003 to 2007. Mr. Perry will receive these payments if he remains employed by URS on each respective payment date. If, however, we terminate Mr. Perry without cause or by reason of physical or mental disability (including death), Mr. Perry (or his estate) will be entitled to receive all remaining payments in one lump sum due within 30 days of termination.

      If we terminate Mr. Perry’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date his employment is terminated plus all accrued but unpaid vacation.

      Mr. Perry also is entitled to a Change in Control severance payment of 140% of the sum of his then-current base salary if, within one year after a Change in Control, Mr. Perry voluntarily resigns his employment for certain specified reasons or is terminated for any reason other than cause or his death or disability. The agreement also provides for an Excise Tax Gross-Up Payment to Mr. Perry. A “Change of Control” is defined in Mr. Perry’s agreement to mean the acquisition by any person of 51% or more of our voting power.

      To assist with his relocation in connection with his initial employment by URS, we loaned Mr. Perry $300,000 in the form of a secured promissory note bearing interest at a rate of 6% per year. Principal payments on the note are due in equal annual installments of $60,000 beginning in May 2003 through May 2007. Accrued interest on the note is similarly due and payable in May of each year from 2003 through 2007.

     Jean-Yves Perez

      Mr. Perez executed an evergreen employment agreement with URS Greiner Woodward-Clyde Group, Inc. (which subsequently merged into URS Holdings, Inc.) in November 1997 under which he receives an annual base salary determined by the Compensation Committee, based on relevant factors outlined in their Compensation/ Option Committee Report above. Mr. Perez’s current base salary is $380,000, and his target bonus percentage is 50% of his base salary.

      If, during the first half of the employer’s fiscal year, we terminate Mr. Perez’s employment for any reason other than cause or his death or disability, or if Mr. Perez voluntarily resigns his employment in the event that his salary is reduced or his employer breaches its obligation to employ him in an executive position as described in the employment agreement, Mr. Perez is entitled to a severance payment equal to 100% of his then-current base salary. If such termination occurs during the second half of the employer’s fiscal year, Mr. Perez is entitled to a severance payment equal to 120% of his then-current base salary.

      If Mr. Perez’s employment is terminated within one year following a Change in Control, he will be entitled to receive a severance payment equal to 200% of his then-current base salary. The agreement also provides for an Excise Tax Gross-Up Payment to Mr. Perez. A Change in Control is defined in Mr. Perez’ employment agreement to mean the acquisition by any person of 51% or more of his employer’s or our voting power.

     Irwin L. Rosenstein

      Mr. Rosenstein executed an evergreen employment agreement with URS Corporation Consultants (which subsequently merged into URS Holdings, Inc.) in September 2000 under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation/ Option Committee Report above. Mr. Rosenstein’s current base salary is $500,000, and his target bonus percentage is 65% of his base salary.

      If we terminate Mr. Rosenstein’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date his employment is terminated plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

      Rosenstein also is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Rosenstein voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Rosenstein also is entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. In addition, all awards held by Mr. Rosenstein under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The agreement also provides for an Excise Tax Gross-Up Payment to Mr. Rosenstein.

      The definition of Change in Control in Mr. Rosenstein’s employment agreement parallels the definition in Mr. Koffel’s employment agreement. Consequently the Series D Conversion resulted in a Change in Control under Mr. Rosenstein’s employment agreement, entitling him to the severance benefits described above in the event his employment is terminated and to accelerated vesting of all his equity grants awarded prior to 2002. Equity grants awarded to Mr. Rosenstein in 2002 provide for the modified definition of “Change in Control” described above with respect to Mr. Koffel’s 2002 equity grants.

PERFORMANCE MEASUREMENT COMPARISON(1)

      The following chart compares the cumulative total stockholder returns (including reinvested dividends) from a $100 investment in common stock for the last five fiscal years compared to the cumulative return of the Standard & Poor’s 500 index and a weighted average peer index. The peer index is comprised of the following companies(2): Fluor Corporation, Foster Wheeler, Granite Construction, Jacobs Engineering, Michael Baker Corporation and Perini Corporation.

Comparison of Five-Year Cumulative Total Shareholder Return

October 1997 through October 2002

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Weston Solutions (formerly Roy F. Weston) and STV Group, both of which were included in the peer index used to prepare the performance measurement comparison chart included in the proxy statement for the 2002 Annual Meeting of Stockholders, have been excluded from the peer index this year because each was taken private in 2001.

(3)	As of January 31, 2003, the price of our common stock on the New York Stock Exchange was $10.89.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kent P. Ainsworth,
Secretary

February 21, 2003

      A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 2002 is available without charge upon written request to: Corporate Secretary, URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529.

PROXY

URS CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 25, 2003

The undersigned hereby appoints KENT P. AINSWORTH and CAROL BRUMMERSTEDT, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Tuesday, March 25, 2003, at 9:30 a.m. local time, at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed and dated on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 Detach here from proxy voting card

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. WE RECOMMEND A VOTE FOR PROPOSALS 1 AND 2.

	FOR ALL (except as marked to the contrary above)	WITHHOLD FOR ALL
Proposal 1:	To elect the following directors to serve for the ensuing year and until their successors are elected: 01 Richard C. Blum, 02 Armen Der Marderosian,
03 Admiral S. Robert Foley, Jr., USN (Ret.), 04 Marie L. Knowles,
05 Martin M. Koffel, 06 Joseph E. Lipscomb, 07 Richard B. Madden,
08 George R. Melton, 09 John D. Roach, 10 Irwin L. Rosenstein and
11 William D. Walsh.	☐	☐

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
Proposal 2:	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2003.	☐	☐	☐

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)	Dated:	, 2003

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

 Detach here from proxy voting card